EXHIBIT 2.4

                             NON-COMPETE AGREEMENT

      THIS AGREEMENT (the "Agreement") is made as of this first day of May, 1997, by and between Steven Levine, an individual, ("Levine") Fritzie Levine, an individual, Walter Levine as trustee of The Lori Levine Esposito Trust, (the "Lori Trust") and Walter Levine as trustee of The Leslie Levine Oxfeld Trust (the "Leslie Trust") (each a "Seller" and collectively "Sellers"), on the one hand, and Security Systems Holdings, Inc., a Delaware corporation ("Purchaser"), on the other hand.

                             W I T N E S S E T H:

      WHEREAS, the Sellers collectively own 100% of the issued and outstanding capital shares of Protective Alarms, Inc., a Connecticut corporation ("Protective");

      WHEREAS, Protective is engaged in the burglar and fire alarm business in the tri-state, metropolitan New York area (the "Business"); and

      WHEREAS, Sellers and Purchaser have executed a certain Stock Purchase Agreement dated December 20, 1996 (the "Stock Purchase Agreement"), pursuant to which Sellers agree to sell, and Purchaser agrees to buy, all of the issued and outstanding shares of the capital stock of Protective, all upon the terms and conditions therein set forth;

      WHEREAS, Purchaser would not purchase the stock of Protective from Sellers pursuant to the Stock Purchase Agreement but for the agreements and covenants of Sellers contained herein;

      WHEREAS, the agreements and covenants contained herein are necessary and essential to protect the value of the Business acquired by Purchaser; and

      NOW, THEREFORE, the parties hereto agree as follows:

      1.    Confidential Information and Covenant Not To Compete.

      On and after the date of this Agreement, Purchaser (or its successors or assigns) operates and will operate Protective's residential and/or commercial security business either in Protective or in a successor by merger with Protective, based in the tri-state, metropolitan New York area, the payment for which will benefit Sellers. In recognition and specific acknowledgment of Purchaser's legitimate need to protect its business, Sellers each covenant and agree that they shall not:

            (a) at any time disclose to any person other than Purchaser, or use, in competition with or in a manner otherwise detrimental to the interests of Purchaser, for the benefit of itself or others, any confidential information related to the Business, including but not limited to, trade
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secrets, customer lists, details of client or customer contracts, pricing policies, operational methods, marketing plans or strategies, and sales records, for any reason or purpose whatsoever;

            (b) except for the performance of services, if any, for Protective or its successor by merger as an employee, for a period of three years following the later of the date of this Agreement or termination of employment by Protective, for any reason, become a partner, shareholder, owner, principal, agent or employee of, or consultant to, any entity engaged, or engage individually, in the residential and/or commercial security business or any business that competes with such a business, in any county in the state of Connecticut or in Westchester or Rockland Counties in the state of New York (the "Restricted Area");

            (c) for a period of ten years following the later of the date of this Agreement or termination of employment by Protective or its successor by merger, for any reason, directly or indirectly contact, solicit or otherwise seek to do business in the residential or commercial security business with, or engage in any such business with, any clients or customers to whom Protective has at any time prior to the date hereof rendered services or sold products. If Russell R. MacDonnell is no longer the Chairman (or comparable position) of the Company or of any parent corporation of the Company, at any time after the expiration of six years following the date of this Agreement, the provisions of this subpart (c) shall no longer be binding on the Sellers. For purposes of this subpart (c) general advertising such as yellow page or media advertising (but not including direct mail, telemarketing or other targeted marketing efforts) shall not be considered solicitation, provided that the prohibition on engaging in business with the clients or customers identified in this subpart (c) shall remain in effect.

      2. Rights and Remedies Upon Breach. If any Seller breaches, or threatens to commit a breach of, any of the provisions of Section 1 (the "Restrictive Covenants"), Purchaser shall have the following rights and remedies, each of which rights and remedies shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to Purchaser at law or in equity:

      (a) The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, including, without limitation, the right to an entry against such Seller of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of any of the Restrictive Covenants, it being acknowledged and agreed by Sellers that any breach or threatened breach of any of the Restrictive Covenants would cause irreparable and continuing injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser; or

      (b) The right and remedy to require such Seller to account for and pay over to Purchaser all compensation, profits, monies, accruals, increments or other benefits derived or received by any of them as the result of any transactions constituting a breach of any of the Restrictive Covenants.


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      3. Severability of Covenants. Sellers acknowledge and agree that the
Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

      4. Blue-Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, it is the intention and agreement of the parties that such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

      5. Enforceability in Jurisdictions. Sellers and Purchaser intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of Connecticut.

      6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

      7. Benefit. This Agreement shall be binding upon the heirs, executors, administrators, legal representatives, nominees, successors and assigns of Sellers and shall inure to the benefit of the successors and assigns of Purchaser.

      8. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed, or caused a duly authorized officer to execute, this Agreement as of the date first written above.

SELLERS:                                  PURCHASER:


                                          Security Systems Holdings, Inc.

    /s/ Steven Levine
------------------------------
        Steven Levine

                                          By /s/ Russell R. MacDonnell
                                             ------------------------------
                                             Russell R. MacDonnell
    /s/ Fritzie Levine                                     Chairman
------------------------------
        Fritzie Levine


The Lori Levine Esposito Trust            The Leslie Levine Oxfeld Trust


By  /s/ Walter Levine                     By /s/ Walter Levine
------------------------------               ------------------------------
        Walter Levine, trustee                   Walter Levine, trustee


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